NIKE, INC.
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Nine Months Ended
                                               February 28,
                                        _________________________

                                         1998               1997
                                        ______             ______

                                             (in thousands)

Net income                           $  467,297          $  640,068
Income taxes                            296,200             404,900
                                      _________           _________

    Income before income taxes          763,497           1,044,968

                                      _________           _________

Add fixed charges
    Interest expense (A)                 48,865              40,857
    Interest component of leases (B)     31,883              19,329

                                      _________           _________

Total fixed charges                      80,748              60,186

                                      _________           _________

Earnings before income taxes and
    fixed charges (C)                $  842,602          $1,102,984
                                      =========           =========

Ratio of earnings to total fixed
    charges                               10.43               18.33
                                      =========           =========

(A) Interest expense includes both expensed and capitalized.
(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.
(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.